Exhibit 10.22

     Letter of Intent by and between Multi-Link Telecommunications, Inc. and Glenayre Technologies, Inc., dated as of May 17, 2000




                                  May 17, 2000


Multi-Link Telecommunications, Inc.
4704 Harlan Street
Suite 420
Denver, Colorado  80212
Attention:  Nigel V. Alexander
            Chief Executive Officer


                                LETTER OF INTENT

Dear Nigel:


     The purpose of this Letter of Intent is to confirm the current intention of Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), to offer to acquire common stock of Multi-Link Telecommunications, Inc., a Colorado corporation ("MLT"). This Letter of Intent is not, nor should it be construed to be, an agreement or an offer of an agreement between us (except for the provisions of Paragraphs 6 and 7 below, which are intended to be binding), but rather is an expression of our mutual current intentions.

     This proposal is based upon the information provided by MLT and other publicly available information. Based upon our review of this information and subject to our concluding due diligence, we propose to purchase common stock of MLT on the following basis:

     1. Description of Transaction.

     (a) Glenayre would purchase up to $1.5 million of shares of the voting common stock of MLT (the "MLT Stock") directly from MLT, the number of shares to be issued to Glenayre to be determined by dividing $1.5 million by the average closing price for MLT Stock reported on NASDAQ-SCM for the five trading days immediately before the date of Closing (defined below) (the "Average Closing Price Per Share"). However, if the total number of shares of MLT Stock to be purchased from MLT and Van Page would exceed 5.0% of the outstanding common stock of MLT, on a fully diluted basis, then the $1.5 million investment would be reduced until Glenayre's total ownership interest is reduced to approximately 5.0%.

     (b) The MLT Stock to be purchased by Glenayre would be unregistered but would be subject to the terms of a mutually acceptable Registration Rights Agreement which would provide, among other things, (i) for Glenayre to have two demand registration rights and "piggy-back" registration rights (such piggy-back rights not to apply to the secondary offering of MLT Stock in the summer of
2000) and (ii) if the MLT Stock is not registered with a reasonable period after Glenayre exercises its demand registration rights (with MLT using its best efforts to register such stock as soon as possible), for MLT to issue to Glenayre, without any additional payment by Glenayre, warrants to purchase 50,000 shares of MLT Stock at a price equal to 120% of the Average Closing Price Per Share. The warrants shall expire on the fifth anniversary of the Closing date.

     (c) At the Closing, MLT would place an immediate  non-cancellable  purchase order for $1.5 million of MVP Voice Messaging Equipment from Glenayre Electronics, Inc. at full list price for delivery within 12 months after the Closing date, with $500,000 of such order to be paid to Glenayre at the Closing and $300,000 of such order to be guaranteed by an irrevocable letter of credit issued at the Closing. In addition, at the Closing Glenayre Electronics, Inc. and MLT would enter into a Volume Purchase Agreement pursuant to which MLT would purchase (at standard volume discounts) from Glenayre Electronics, Inc. messaging equipment, as needed, over a period of five years after the Closing (with a guaranteed purchase of $1.0 million during the two-year period beginning on the first anniversary of the Closing date). MLT estimates that the total purchase price of the additional equipment purchased under the Volume Purchase Agreement would be a minimum of $3.5-6.5 million.

     (d) In connection with its purchase of MLT Stock, Glenayre would have the right to have one representative present at all meetings of the Board of Directors of MLT and MLT's Board Committees (including the Audit and Compensation Committees). Glenayre would receive notice of each meeting and would receive all materials distributed to directors or Committee members pertaining to the meetings.

     (e) At the Closing, MLT shall issue warrants to Glenayre, without any additional payment by Glenayre, to purchase 100,000 shares of MLT Stock at a price equal to 150% of the Average Closing Price Per Share. The warrants shall expire on the fifth anniversary of the Closing date.

     2. Conditions to Closing. Glenayre's obligation to close the purchase of MLT Stock will be conditioned upon mutually satisfactory customary conditions for transactions of this nature, including the following:

     (a) satisfactory completion by Glenayre of due diligence;

     (b) negotiation and execution of the Definitive Agreement;

     (c) approval of the Definitive Agreement, prior to execution, by Glenayre's Board of Directors and MLT's Board of Directors;

     (d) there being no material adverse change in the business or financial condition of MLT;

     (e) MLT being operated in the ordinary course of business between the date of execution of this Letter of Intent and the Closing date; and

     (f) the execution and delivery of the Registration Rights Agreement referred to in Paragraph 1(b) above and the order and Volume Purchase Agreement referred to in Paragraph 1(c) above.

     3. Definitive Agreement. Commencing promptly after the execution of this Letter of Intent, the parties and their respective advisers would proceed with the preparation and negotiation of a definitive purchase agreement (or agreements) to evidence the purchase of MLT Stock and other matters contemplated herein (the "Definitive Agreement"). It is intended that the Definitive
Agreement be negotiated and executed within 30 days after execution of this Letter of Intent. The Definitive Agreement would include customary covenants, representations, warranties and indemnities, all satisfactory in form and substance to counsel for Glenayre and MLT.

     4. Due Diligence. Immediately upon execution of this Letter of Intent, MLT would permit Glenayre (and Glenayre's accountants, attorneys and other advisors) to inspect, to their reasonable satisfaction, the books and records of MLT and its subsidiaries.

     5. Closing. The Closing of the purchase of MLT Stock contemplated herein (the "Closing") would take place as soon as reasonably possible after the execution of the Definitive Agreement. The specific date, time and place of Closing would be designated in the Definitive Agreement.




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


     6. Non-Disclosure. Glenayre acknowledges and agrees that it has previously executed and delivered to MLT the Confidentiality Agreement attached hereto as Exhibit A and the Confidentiality Agreement remain in full force and effect. The parties will cooperate with each other in making any public disclosures (including any press releases) about the proposed transactions.

     7. Expenses. MLT and Glenayre shall each bear their own fees and expenses (including attorneys' fees and expenses) in connection with the transactions contemplated by this Letter of Intent.

                                      * * *

     Please indicate your agreement to the above proposal and the conditions set forth herein by countersigning a copy of this proposal in the space provided below and returning it to the undersigned. Glenayre reserves the right, at its sole discretion, to consider this proposal null and void if not accepted by the undersigned on or before May 17, 2000. This Letter of Intent may be signed in multiple counterparts which taken together shall be deemed as one document.

                                              Very truly yours,

                                              Glenayre Technologies, Inc.


                                              By: /s/ Eric L. Doggett
                                                  ------------------------------
                                                    Eric L. Doggett
                                                    President & CEO

Agreed and Accepted as of
May 17, 2000:

Multi-Link Telecommunications, Inc.


By: /s/ Nigel V. Alexander
    ------------------------------------
    Name:   Nigel V. Alexander
    Title:  Chief Executive Officer










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